EXHIBIT 99.1

Contact Information:

Deepak Kumar	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS CONTINUED GROWTH IN CORE DEPOSITS AND LOANS AT MARCH 31, 2010

LOS ANGELES, CA — May 18, 2010 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, and MBFS Holdings, Inc., which owns a majority interest in Banc of Manhattan Capital, LLC, announced today strong growth in loans and core deposits, along with an improvement in its net interest margin for the period ended March 31, 2010.

FINANCIAL HIGHLIGHTS

(as of, or for the periods ended March 31, 2010, compared to March 31, 2009)

•      Total loans grew 38% to $85 million.

•      Deposits increased 95% to $101 million, with non-interest bearing deposits reaching $31 million, or 30% of total deposits.

•      Credit quality remains strong with no past-due loans, no non-performing loans and no Other Real Estate Owned.

•      The Allowance for Loan and Lease Losses represented 1.74% of total outstanding loans as of March 31, 2010 compared with 1.85% of total outstanding loans as of March 31, 2009.

•      The quarterly net interest margin for the first quarter of 2010 expanded to 3.99% compared to 3.60% for the first quarter of 2009.

•      Capital ratios exceed the levels required to be considered “well-capitalized” under generally applicable regulatory guidelines (the highest level determined by the regulatory agencies), with a Total Risk-Based Capital Ratio of 30%, Tier 1 Risk-Based Capital Ratio of 28% and Tier 1 Leverage Ratio of 20%.

•      Banc of Manhattan Capital achieved profitability in the first quarter.

“The Company is off to a good start in 2010.  The Bank grew its loans base during the first quarter by 7% to $85 million.  During that same period, core deposits grew 13%. The Bank continues to benefit from its strong capital base and healthy balance sheet, focusing on improving its core competency, investing in necessary infrastructure and exploring varied ways to meet customer needs and drive operational efficiencies,” said Deepak Kumar, the Company President and Chief Executive Officer.

At March 31, 2010, the Company had $134 million in assets and $27 million in shareholders’ equity, while reporting $1.3 million in losses for the quarter.  The Bank continues to take a conservative approach by growing the loan loss reserve in the continued uncertain times.  During this period, the Company increased its loan loss reserves to 1.74% by adding $370,000 to the provision for loan losses.  It also incurred a one-time charge attributable to the transition of the Company’s new CEO.  Despite that, the Company achieved positive cash flow for the month of March, 2010 which is calculated by reducing the consolidated net loss by non-cash expenditures, primarily the loan loss provision, depreciation and amortization, and stock-based compensation. To better reflect the nature of its core business, management has changed the policy of using FHLB advances at the end of the quarter to increase assets.  The impact of this change reduced assets by approximately $8 million as of March 31, 2010.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. At October 1, 2009, Manhattan Bancorp, through its wholly owned subsidiary, MBFS Holdings, Inc., acquired a 70% interest in Banc of Manhattan Capital, LLC, a full service mortgage-centric broker/dealer. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2009 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
(In thousands)	2010	2009	2009	2009	2009
Balance Sheet - At Period End
Cash and due from banks	$2,052	$1,214	$1,143	$2,148	$15,848
Investments and fed funds sold	43,288	67,558	33,770	27,114	17,085
Net loans	83,870	78,914	71,963	71,154	60,810
Other assets	5,150	4,629	3,394	3,419	3,478
Total Assets	$134,360	$152,315	$110,270	$103,835	$97,221

Non-interest-bearing deposits	$30,810	$29,647	$20,908	$19,767	$15,423
Interest-bearing deposits	70,211	81,273	47,845	39,884	36,468
Other borrowings	4,500	12,000	11,500	11,500	11,500
Other liabilities	1,555	993	876	785	586
Stockholders’ equity, including minority interest	27,284	28,402	29,141	31,899	33,244
Total Liabilities and Shareholders’ Equity	$134,360	$152,315	$110,270	$103,835	$97,221

Income Statement
Interest income (not tax-equivalent)	$1,576	$1,338	$1,204	$1,109	$951
Interest expense	289	251	200	179	216
Net interest income	1,287	1,087	1,004	930	735
Provision for loan losses	370	84	469	454	174
Net interest income after provision for loan losses	917	1,003	535	476	561

Non-interest income	1,744	921	47	34	17
Non-interest expense	3,902	3,009	1,856	1,964	1,811
Net Loss, excluding minority interest	$(1,318)	$(1,074)	$(1,274)	$(1,454)	$(1,233)

Return on average assets	-3.90%	-3.57%	-5.15%	-6.53%	-5.71%
Return on average equity	-19.16%	-14.79%	-16.14%	-17.75%	-14.75%
Net interest margin	3.99%	3.79%	4.26%	3.37%	3.60%

Per share:
Net loss -Manhattan Bancorp shareholders- basic	$(0.33)	$(0.27)	$(0.32)	$(0.36)	$(0.31)
Weighted average shares used	3,988	3,988	3,988	3,988	3,988
Book value per common share at period end	$6.75	$7.05	$7.31	$7.61	$7.94
Ending shares	3,988	3,988	3,988	3,988	3,988

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	1.74%	1.50%	1.50%	1.51%	1.85%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A